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                                                                    EXHIBIT 99.1


                                   [BELK LOGO]




NEWS RELEASE  Contact:  Belk, Inc. -- Steve Pernotto, 704-426-1890

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           BELK, INC. NET INCOME INCREASES 11.3 PERCENT IN FISCAL 2005
                           SALES INCREASE 8.0 PERCENT

CHARLOTTE, N.C., April 1, 2005 -- Belk, Inc. today announced operating results for its 2005 fiscal year ended January 29, 2005.

OPERATING RESULTS
Net income for the 52-week period increased $12.6 million, or 11.3 percent, over the same prior-year period to a record total of $124.1 million. Net income excluding non-comparable items increased $21.7 million, or 21.0 percent, to $124.9 million. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

SALES
Sales for fiscal 2005 increased $181.9 million, or 8.0 percent, to $2,446.8 million from $2,264.9 million for the same prior-year period. The sales increase resulted primarily from a 4.2 percent increase in comparable store sales plus a total of $92.6 million in additional sales for the year generated from new stores. The top performing merchandise areas for the fourth quarter included home, men's apparel, cosmetics and accessories.

CASH FLOW
The company generated $230.1 million of cash flow from operations for the 52-week period. At year-end, cash-on-hand totaled $232.3 million and the company had zero borrowings outstanding under its $330 million revolving credit facility. Total debt at year-end was $301.4 million compared to $308.5 million as of the end of the previous fiscal year.

TIM BELK, chairman and chief executive officer of Belk, Inc., said, "Last year was another record-breaking year made possible by the outstanding performance and contributions of dedicated associates from throughout the company. Examples of successful corporate initiatives that helped drive our strong results included: new store openings, expansions and renovations; expansion of the home, cosmetics and private brands businesses; and continued implementation of expense management and profitability improvement strategies."

FISCAL 2005 HIGHLIGHTS
Mr. Belk cited the following achievements in fiscal 2005, noting that the company:

- Opened 14 new stores with a combined selling space of approximately 964,300 square feet and completed expansions and renovations of three existing stores and renovations of five existing stores.

- Expanded selling space for home merchandise in 30 stores and implemented a high capacity home store fixture program in 16 test stores with plans to implement the program in approximately 150 additional stores during fiscal year 2006.

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-    Executed a number of successful company-wide merchandising and marketing initiatives to increase its offerings of national cosmetics brands, men's better sportswear and exclusive proprietary brand apparel and home furnishings merchandise.
- Completed phase one implementation of a new merchandise assortment and assortment planning system.

The company reported expenditures for property and equipment totaling $129.4 million for the year, which includes expenditures for new stores, store expansions and renovations.

BELK ANNOUNCES LEASE ACCOUNTING CHANGES
Belk, in consultation with its auditors, KPMG LLP, has changed its lease accounting policies following a recent clarification by the SEC and disclosures by a number of retail and other companies regarding adjustments to their lease accounting practices.

The company has accelerated its depreciation expense for lease assets to align the depreciable lives of those assets with the initial lease term. Belk will also begin recording rent expense when it takes possession of a store, instead of at the time the store opens. These non-cash charges will not affect Belk's historical or future cash flows, sales, or comparable store sales. They also will not increase the amount of rent expense over the term of the lease.

Belk has recognized a one-time, cumulative, non-cash adjustment to rent and depreciation expense of approximately $6.4 million after-tax in the fourth quarter of fiscal year 2005.

STORE OPENING, EXPANSION AND REMODELING PLANS FOR FISCAL 2006
Belk expects to open a total of 12 new stores and complete five store expansions and two major store remodeling projects during fiscal 2006. The total combined size of the new stores will be approximately 960,200 square feet of space.

Belk opened new stores on March 9, 2005, in Conyers, Ga., Land O'Lakes, Fla., and Spanish Fort, Ala. Additional new stores will open later in the year in Titusville, Fla.; Charlotte, N.C. (Northlake Mall); Williamsburg, Va.; Lakeland, Fla.; Guntersville, Ala.; Shreveport, La.; Alabaster, Ala.; Owasso, Okla.; and Waxahachie, Texas.

DIVIDEND DECLARED
The Belk, Inc. board of directors declared a regular dividend of 31.5 cents per share for shareholders of record as of March 16, 2005.

Charlotte, N.C.-based Belk, Inc. is the largest privately owned department store company in the United States. It operates 228 fashion department stores in 14 Southeastern states and was founded in 1888 by William Henry Belk in Monroe, N.C.

NOTES:

- To provide clarity in measuring Belk's financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of "net income excluding non-comparable items". Belk believes that "net income excluding non-comparable items" is a financial measure that emphasizes the company's core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items in connection with evaluating company performance in connection with


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     its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk's results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of "net income excluding non-comparable items" should not be considered in isolation or as a substitute for GAAP net income.

- Certain statements made in this news release are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as "may," "will," "intend," "project," "expect," "anticipate," "believe," "estimate," "continue," or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal or regulatory matters.

     For additional information on these and other risk factors, see the section captioned "This Report Contains Forward-Looking Statements" in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

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                           BELK, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


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

                                                                      FISCAL YEAR ENDED
                                                                  --------------------------
                                                                  January 29,    January 31,
                                                                    2005            2004
                                                                  -----------    -----------
(millions)
Revenues                                                           $2,446.8        $2,264.9
Cost of goods sold (including occupancy and buying expenses)        1,618.6         1,506.9
Selling, general and administrative expenses                          601.2           563.2
Store closing costs                                                     3.0              --
Restructuring charges                                                    --             2.0
                                                                   --------        --------
Operating income                                                      224.0           192.8
Interest expense, net                                                 (32.1)          (37.3)
Gain (loss) on property, equipment and investments                      1.9            14.8
Other income, net                                                        .5              .3
                                                                   --------        --------
Income before income taxes                                            194.3           170.6
Income taxes                                                           70.2            59.1
                                                                   --------        --------
Net income                                                         $  124.1        $  111.5
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                           BELK, INC. AND SUBSIDIARIES
                        RECONCILIATION OF NET INCOME AND
                    NET INCOME EXCLUDING NON-COMPARABLE ITEMS
                                   (UNAUDITED)

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                                                                      FISCAL YEAR ENDED
                                                                   ------------------------
                                                                   January 29,   January 31,
                                                                      2005          2004
                                                                   -----------   -----------
millions)
Net income                                                         $  124.1        $  111.5
(Gain) Loss on property, equipment and investments, net of
  income tax (expense) benefit                                         (1.2)           (9.7)
Store closing costs, net of income tax benefit                          2.0              --
Restructuring charges, net of income tax benefit                         --             1.4
                                                                   --------        --------
Net income excluding non-comparable items                          $  124.9        $  103.2
                                                                   =========       ========
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